Exhibit 2.2

TRANSITION SERVICES AGREEMENT

by and between

R. R. DONNELLEY & SONS COMPANY

and

LSC COMMUNICATIONS, INC.

Dated as of [●], 2016

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Section 12.22	No Duplication; No Double Recovery	22
Section 12.23	DISCLAIMER OF WARRANTIES	23

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List of Schedules

[To be inserted]

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2016, is entered into by and between R. R. Donnelley & Sons Company, a Delaware corporation (“RRD”), and LSC Communications, Inc., a Delaware corporation (“LSC”). Each of RRD and LSC is referred to herein as a “Party” and together, as the “Parties”.

W I T N E S S E T H:

WHEREAS, RRD, LSC and Donnelley Financial Solutions, Inc., a Delaware corporation (“Donnelley Financial”), have entered into a Separation and Distribution Agreement, dated as of [●], 2016 (the “Separation and Distribution Agreement”), pursuant to which RRD and its subsidiaries will undertake a series of transactions following which it will separate into three independent, publicly traded companies: (i) one business focused on publishing and retail-centric print services and office products, which shall be owned and conducted, directly or indirectly, by LSC (the “LSC Distribution”), (ii) one business focused on financial communications and data services, which shall be owned and conducted, directly or indirectly, by Donnelley Financial, and (iii) one business focused on customized multichannel communications management, which shall be owned and conducted, directly or indirectly, by RRD (the “Separation”); and

WHEREAS, in connection with the Separation and the LSC Distribution, and in order to ensure an orderly transition with respect to the transactions contemplated under the Separation and Distribution Agreement, it will be necessary for each of the Parties to provide to the other the Services (as defined herein) for a transitional period on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties hereto, in consideration of the premises and the mutual covenants contained herein, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “AAA” shall have the meaning set forth in Section 10.2.

(2) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.

(3) “Additional Services” shall have the meaning set forth in Section 2.3.

(4) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by”

and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. For the avoidance of doubt, for the purposes of this Agreement, RRD and Donnelley Financial shall not be considered “Affiliates” of LSC, nor shall LSC and Donnelley Financial be considered “Affiliates” of RRD.

(5) “Agreement” shall have the meaning set forth in the preamble hereto.

(6) “Agreement Disputes” shall have the meaning set forth in Section 10.1.

(7) “Ancillary Agreement” shall have the meaning assigned to that term in the Separation and Distribution Agreement.

(8) “Applicable LSC Service Fee” shall have the meaning set forth in Section 4.1(b).

(9) “Applicable Rate” shall mean the Prime Rate (as defined below) plus three percent (3%) per annum.

(10) “Applicable RRD Service Fee” shall have the meaning set forth in Section 4.1(a).

(11) “Applicable Service Fee” shall mean either an Applicable LSC Service Fee or Applicable RRD Service Fee.

(12) “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in The City of New York.

(13) “Dispute Notice” shall have the meaning set forth in Section 10.1.

(14) “Donnelley Financial” shall have the meaning set forth in the recitals hereto.

(15) “Early Termination Date” shall have the meaning set forth in Section 8.1(c).

(16) “Early Termination Notice Period” shall have the meaning set forth in Section 8.1(c).

(17) “Extension Notice” shall have the meaning set forth in Section 8.1(d).

(18) “Extension Period” shall have the meaning set forth in Section 8.1(d).

(19) “Force Majeure Events” shall have the meaning set forth in Section 8.2.

(20) “Governmental Entity” shall mean any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

(21) “Illinois Courts” shall have the meaning set forth in Section 12.17.

(22) “Improvements” shall have the meaning set forth in Section 5.2(a).

(23) “Indemnifying Party” shall have the meaning set forth in Section 6.3(a).

(24) “Indemnitee” shall have the meaning set forth in Section 6.3(a).

(25) “Intellectual Property” shall have the meaning set forth in the Separation and Distribution Agreement.

(26) “Lead Services Manager” shall have the meaning set forth in Section 3.1.

(27) “Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any law, claim, demand, action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(28) “Loss” shall mean (i) any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect, punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party) and/or taxes and (ii) any consequential damages that are reasonably foreseeable.

(29) “LSC” shall have the meaning set forth in the preamble hereto.

(30) “LSC Additional Expenses” shall have the meaning set forth in Section 4.2(b).

(31) “LSC Distribution” shall have the meaning set forth in the recitals hereto.

(32) “LSC Distribution Date” shall mean the date on which the LSC Distribution is effected.

(33) “LSC Service Schedule” shall have the meaning set forth in Section 2.1(b).

(34) “LSC Services” shall mean those transitional services, including any Additional Services, to be provided by LSC to RRD set forth on the LSC Service Schedules hereto to assist RRD in operating RRD’s business following the LSC Distribution.

(35) “LSC Services Fee” shall have the meaning set forth in Section 4.1(b).

(36) “Mediation Period” shall have the meaning set forth in Section 10.2.

(37) “Outside Notice Date” shall have the meaning set forth in Section 6.3(a).

(38) “Party” or “Parties” shall have the meaning set forth in the preamble hereto.

(39) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(40) “Prime Rate” shall mean the rate of interest per annum announced from time to time by Citibank, N.A., at its prime lending rate.

(41) “Provider” shall have the meaning set forth in Section 3.2(a).

(42) “Recipient” shall have the meaning set forth in Section 3.2(a).

(43) “Representatives” shall mean, with respect to any Person, any subsidiary of such Person and any officer, director, employee, agent or other representative of such Person or of such Person’s subsidiary.

(44) “RRD” shall have the meaning set forth in the preamble hereto.

(45) “RRD Additional Expenses” shall have the meaning set forth in Section 4.2(a).

(46) “RRD Service Schedule” shall have the meaning set forth in Section 2.1(a).

(47) “RRD Services” shall mean those transitional services, including any Additional Services, to be provided by RRD to LSC set forth on the RRD Service Schedules hereto to assist LSC in operating LSC’s business following the LSC Distribution.

(48) “RRD Services Fee” shall have the meaning set forth in Section 4.1(a).

(49) “Rules” shall have the meaning set forth in Section 10.3.

(50) “Separation” shall have the meaning set forth in the recitals hereto.

(51) “Separation and Distribution Agreement” shall have the meaning set forth in the recitals hereto.

(52) “Service Schedule” shall have the meaning set forth in Section 2.1(b).

(53) “Services” shall mean, collectively, the RRD Services and the LSC Services and “Service” means any of the RRD Services or LSC Services.

(54) “Services Fee” shall mean either of the RRD Services Fee or the LSC Services Fee.

(55) “Services Manager” shall have the meaning set forth in Section 3.1.

(56) “Subsidiary” shall mean with respect to any Person any corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly (i) beneficially owns more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity economic interest thereof or (C) the capital or profits thereof, in the case of a partnership, or (ii) otherwise has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(57) “Termination Date” shall have the meaning set forth in Section 8.1(a).

(58) “Third Party” shall mean any Person who is not a party to this Agreement.

(59) “Third Party Claim” shall have the meaning set forth in Section 6.3(a).

(60) “Third Party Claim Notice” shall have the meaning set forth in Section 6.3(a).

(61) “Undisputed Amount” shall have the meaning set forth in Section 4.4.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Other capitalized terms have the meanings set forth elsewhere in this Agreement. Any capitalized terms used but not defined in this Agreement have the meanings given to them in the Separation and Distribution Agreement.

ARTICLE II

SERVICES

Section 2.1 Services.

(a) RRD shall provide or cause to be provided to LSC each RRD Service for the term set forth in the description of such RRD Service (as such term may be extended pursuant to Article VIII hereof) in the applicable schedule of Schedules [A-1 to A[●]] (each an “RRD Service Schedule”). Additional Services may be provided by RRD to LSC as provided in Section 2.3.

(b) LSC shall provide to RRD each LSC Service for the term set forth in the description of such LSC Service (as such term may be extended pursuant to Article VIII hereof) in the applicable schedule of Schedules [B-1 to B-[●]] (each an “LSC Service Schedule”, and any of an RRD Service Schedule or an LSC Service Schedule, a “Service Schedule”). Additional Services may be provided by LSC to RRD as provided in Section 2.3.

Section 2.2 Standard of Service. RRD and LSC shall maintain sufficient resources to perform their respective obligations hereunder. In performing the Services, RRD and LSC shall provide substantially the same level of service and use substantially the same degree of care as their respective personnel provided and used in providing such Services prior to completion of the LSC Distribution for itself (but in no event less than a reasonable degree of care), subject in each case to any provisions set forth on the applicable Service Schedule. Each Party shall provide reasonable assistance to the other Party in helping such other Party migrate the applicable Service to the recipient of such Service or a Third Party designated by such recipient at the end of the service period for such Service.

Section 2.3 Additional Services. From time to time after the date hereof, the Parties may identify additional services that one Party will provide to the other Party in accordance with the terms of this Agreement (the “Additional Services”). The Parties shall cooperate and act in good faith to agree on the terms pursuant to which any such Additional Service shall be provided and to amend or supplement any of the Service Schedules, as applicable, in accordance with such terms. Notwithstanding the foregoing, no Party shall have any obligation to agree to provide Additional Services.

ARTICLE III

PERSONNEL

Section 3.1 Services Managers. Each Party will select (a) a Lead Services Manager (a “Lead Services Manager”) who will oversee the provision or receipt, as applicable, of all of the Services hereunder and (b) a separate Services Manager for each Service with each such Services Manager to be identified in the applicable Service Schedule (a “Services Manager”), to act as the primary contact person for the provision or receipt, as applicable, of the respective Services hereunder. All communications relating to the provision of the Services with respect to a particular Service will be directed to the Services Manager of the other Party for such Service, with a copy being sent to each Lead Services Manager. Each party shall have the right at any time and from time to time to replace its Lead Services Manager or Services Manager for a particular Service by giving notice in writing to the other party. The Services Managers of the Parties, together with the Lead Services Manager, will meet periodically, but no less than quarterly, at a mutually agreed upon time to discuss the status of the Services.

Section 3.2 Services Personnel.

(a) The Party providing any Service (the “Provider”) will make available to the Party receiving any such Service (the “Recipient”) such personnel as the Provider determines may be necessary to provide such Service. Except as otherwise set forth in a Service Schedule for a Service, the Provider will have the right, in its sole discretion, to (i) designate which personnel it will assign to perform such Service and (ii) remove and replace such personnel at any time; provided, further, that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.

(b) In the event that the provision of any Service by the Provider requires the cooperation and services of the personnel of the Recipient, the Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of so supporting the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service. The Recipient will have the right, in its sole discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service and (ii) remove and replace such personnel at any time; provided, further, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel.

(c) All Representatives of any Provider who provide Services under this Agreement shall be deemed for purposes of all compensation and employee benefits matters to be Representatives of such Provider and not employees or any other Representative of the Recipient or any of its Affiliates. In performing the Services, such Representatives shall be under the direction, control and supervision of the Provider (and not the Recipient) and Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), engagement, assignment and compensation of such Representatives.

(d) A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided, however, that (i) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor were being retained to provide similar services to the Provider, and (ii) such Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the scope of the Services, the standard for services as set forth herein and the content of the Services provided to the Recipient.

(e) Nothing in this Agreement shall grant the Provider, or its Representatives and Third Party providers that are performing the Services, the right directly or indirectly to control or direct the operations of the Recipient or its Affiliates. Such Representatives and Third Party providers shall not be required to report to the management of the Recipient nor be deemed to be under the management or direction of the Recipient. The Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services) or otherwise expressly set forth in the Separation and Distribution Agreement, any Ancillary Agreements or any other applicable agreement, no Provider or its Affiliates shall be obligated to provide, or cause to be provided, any service or goods to any Recipient or its Affiliates.

ARTICLE IV

PAYMENT

Section 4.1 General.

(a) In consideration for the provision of each RRD Service, LSC shall pay to RRD the fee set forth for such RRD Service on the applicable RRD Service Schedule (such fee in the aggregate for all RRD Services, the “RRD Services Fee”, and each fee individually, the “Applicable RRD Service Fee”).

(b) In consideration for the provision of each LSC Service, RRD shall pay to LSC the fee set forth for such LSC Service on the applicable LSC Service Schedule (such fee in the aggregate for all LSC Services, the “LSC Services Fee”, and each fee individually, the “Applicable LSC Service Fee”).

Section 4.2 Additional Expenses.

(a) It is understood and agreed that the RRD Services Fee payable in accordance with Section 4.1(a) hereof includes all anticipated, reasonable and necessary out-of-pocket costs and expenses (including postage and other delivery costs, telephone and similar expenses) to be incurred by RRD in connection with the provision of the RRD Services to LSC or to be paid by RRD on behalf of LSC pursuant to the terms of this Agreement. The Parties agree that LSC shall reimburse RRD for any additional reasonable and necessary out-of-pocket costs and expenses not included in the Applicable RRD Service Fee that are incurred by RRD in connection with the provision of RRD Services to LSC or paid by RRD on behalf of LSC pursuant to the terms of this Agreement (the “RRD Additional Expenses”), provided that prior to incurring any such RRD Additional Expenses, RRD shall obtain the written consent of LSC to the incurrence of such RRD Additional Expenses, with such consent not to be unreasonably withheld, delayed or conditioned; provided further that if the Parties agree such RRD Additional Expense is recurring in nature, if LSC consents to such RRD Additional Expense, the Applicable RRD Service Schedule shall be deemed amended accordingly; and if the Parties do not agree such RRD Additional Expense is recurring in nature, it shall be treated as a one-time expense and the Applicable RRD Service Schedule shall not be amended. All RRD Additional Expenses shall be invoiced by RRD to LSC in accordance with the provisions of Section 4.3 hereof.

(b) It is understood and agreed that the LSC Services Fee payable in accordance with Section 4.1(b) hereof includes all anticipated, reasonable and necessary out-of-pocket costs and expenses (including postage and other delivery costs, telephone and similar expenses) to be incurred by LSC in connection with the provision of the LSC Services to RRD or paid by LSC on behalf of RRD pursuant to the terms of this Agreement. The Parties agree that RRD shall reimburse LSC for any additional reasonable and necessary out-of-pocket costs and expenses not included in the Applicable LSC Service Fee that are incurred by LSC in connection with the provision of LSC Services to RRD or paid by LSC on behalf of RRD pursuant to the terms of this Agreement (the “LSC Additional Expenses”), provided that prior to incurring any such LSC Additional Expenses, LSC shall obtain the written consent of RRD to the incurrence of such LSC Additional Expenses, with such consent not to be unreasonably withheld, delayed or conditions; provided further that if such LSC Additional Expense is recurring in nature, if RRD consents to such LSC Additional Expense, the applicable LSC Service Schedule shall be deemed amended accordingly. All LSC Additional Expenses shall be invoiced by LSC to RRD in accordance with the provisions of (b) hereof.

Section 4.3 Invoices. The Provider will provide Recipient with one or more monthly invoices reflecting: (a) the Services provided during the preceding month, (b) the Applicable Service Fee owed for each such Service for the preceding month and the Services Fee for the preceding month, and (c) any other charges incurred during the preceding month (to the extent known at the time of the invoice) under the terms of this Agreement, no later than 15 days following the end of a month. Invoices will be sent in a format and containing a level of detail reasonably sufficient for Recipient to determine the accuracy of the computation of the amounts charged and that such amounts are being calculated in a manner consistent with this Agreement. Reasonable documentation will be provided for all out-of-pocket expenses consistent with the Provider’s practices. All amounts will be due and payable within 30 days of the date of invoice. Upon Recipient’s reasonable request, the Provider will provide explanations, answer questions, and provide additional documentation regarding invoiced amounts. Unless otherwise specifically agreed in writing by the Parties hereto, all payments due hereunder will be made by wire transfer of immediately available funds to the accounts set forth in Schedule C (or such other account as may be designated in writing from time to time by the Provider).

Section 4.4 Failure to Pay. Any amount that is not the subject of an Agreement Dispute (an “Undisputed Amount”) that is not paid when due shall be subject to a late payment fee computed daily at a rate equal to the Applicable Rate from the due date of such amount to the date such amount is paid (for example, if an Undisputed Amount were not paid for five days the late payment fee would be equal to 5/365 multiplied by the Applicable Rate). Recipient agrees to pay the Provider’s reasonable attorneys’ fees and other costs incurred in collection of any Undisputed Amounts owed to the Provider hereunder and not paid when due. Notwithstanding anything to the contrary contained herein, in the event Recipient fails to make a payment of any Undisputed Amount when due hereunder, and such failure continues for a period of sixty (60) days following delivery of notice to Recipient of such failure, the Provider shall have the right to cease provision to Recipient of the Services related to such Undisputed Amount until such overdue payment (and any applicable late payment fee accrued with respect thereto) is paid in full. Such right of the Provider shall not in any manner limit or prejudice any of the Provider’s other rights or remedies hereunder in the event of Recipient’s failure to make payments when due hereunder, including any rights or remedies pursuant to Articles VI, VIII and X.

Section 4.5 Termination of Services. In the event of a termination of a Service pursuant to Article VIII, the Recipient of such Service shall be obligated to pay the Applicable Service Fee for such Service calculated as set forth on the applicable Service Schedule through the end of the month on which such Service is terminated in accordance with the terms of this Agreement and the applicable Service Schedule. Terminations of services may not occur any time other than as of a month end. Notwithstanding the foregoing, to the extent expressly provided in any Service Schedule, upon early termination of any Service on or after the applicable Early Termination Date, the Recipient shall be obligated to pay the Provider the early termination fee contemplated in the applicable Service Schedule.

Section 4.6 Extension of Services. In the event of an extension of a Service pursuant to Article VIII, the Recipient of such Service shall be obligated to pay the Applicable Service Fee for such Service calculated as set forth on the applicable Service Schedule as the Applicable Service Fee payable during any period of extension. The Parties agree and acknowledge that fees payable for Services that are extended may be higher than during the initial term of such Service. For the avoidance of doubt, nothing herein shall constitute an obligation of any Party to extend the period for which it will provide any Service if such extension is not contemplated by the applicable Service Schedule.

ARTICLE V

PROPRIETARY RIGHTS

Section 5.1 Equipment. Except with respect to those items of equipment, systems, tools, facilities and other resources otherwise specifically allocated pursuant to the Separation and Distribution Agreement to the Recipient, all equipment, systems, tools, facilities and other resources used by the Provider and any of its Affiliates in connection with the provision of Services hereunder will remain the property of the Provider and its Affiliates and, except as otherwise provided in this Agreement, will at all times be under the sole direction and control of the Provider and its Affiliates.

Section 5.2 Intellectual Property.

(a) Solely to the extent required for the provision or receipt of the Services pursuant to this Agreement, the Recipient, for itself and on behalf of its Affiliates, hereby grants to the Provider and its Affiliates, and the Provider, for itself and on behalf of its Affiliates, hereby grants to the Recipient and its Affiliates, a non-exclusive, royalty-free, non-sublicensable, non-transferable license during the term of this Agreement to internally use any Intellectual Property that is (i) owned or licensable (without requirement to pay fees to third parties) by the granting Party (or any of its Affiliates) to the other Party and its Affiliates, and (ii) required for the provision or receipt (as applicable) of the Services pursuant to this Agreement, but only to the extent and for the duration necessary for the Provider to provide or the Recipient to receive such Services pursuant to this Agreement. To the extent the license set forth in this Section 5.2(a) includes any Intellectual Property licensed to the granting Party (or any of its Affiliates) from third parties, such license is expressly conditioned upon, and subject to, any terms and conditions of any agreement pursuant to which such Intellectual Property is licensed to such granting Party (or any of its Affiliates). The foregoing license shall terminate immediately and automatically upon the expiration of the term hereof and shall be of no further force or effect.

(b) To the extent the Provider uses any Intellectual Property in providing the Services, such Intellectual Property (other than such Intellectual Property licensed to the Provider by Recipient or its Affiliates) and any derivative works of, or modifications or improvements to, such Intellectual Property conceived or created as part of the provision of Services (“Improvements”) will, as between the Parties, remain the sole property of the Provider unless (i) such Improvements were specifically created for Recipient or its Affiliates pursuant to a specific Service and the Parties agree that such Improvements are to be assigned to Recipient as specifically indicated in applicable Service Schedule, or (ii) such Intellectual Property is otherwise assigned to the Recipient pursuant to a separate written agreement between the Parties. The applicable Party will and hereby does assign to the applicable owner designated above, and agrees to assign automatically in the future upon first recordation in a tangible medium or first reduction to practice, all of such Party’s right, title and interest in and to all Improvements, if any. All rights not expressly granted herein are reserved. Notwithstanding the foregoing, if there is any conflict between the terms of this Section 5.2 and specific terms of the Separation and Distribution Agreement or any Ancillary Agreement, then the terms of the Separation and Distribution Agreement or such Ancillary Agreement, as applicable will prevail.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by Recipients.

(a) RRD agrees to indemnify, defend and hold LSC and its Representatives harmless from and against any Loss to which LSC may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by LSC of LSC Services to RRD, other than Losses resulting from LSC’s or its Representative’s gross negligence, willful misconduct or bad faith.

(b) LSC agrees to indemnify, defend and hold RRD and its Representatives harmless from and against any Loss to which RRD may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by RRD of RRD Services to LSC, other than Losses resulting from RRD’s or its Representative’s gross negligence, willful misconduct or bad faith.

Section 6.2 Indemnification by Providers.

(a) RRD agrees to indemnify, defend and hold LSC and its Representatives harmless from and against any Loss to which LSC may become subject arising out of, by reason of or otherwise in connection with, the provision hereunder by RRD of RRD Services to LSC where such Losses resulted from RRD’s or its Representative’s gross negligence, willful misconduct or bad faith.

(b) LSC agrees to indemnify, defend and hold RRD and its Representatives harmless from and against any Loss to which RRD may become subject arising out of, by reason of or otherwise in connection with, the provision hereunder by LSC of LSC Services to RRD where such Losses resulted from RRD’s or its Representative’s gross negligence, willful misconduct or bad faith.

Section 6.3 Third Party Claims.

(a) Except as otherwise provided in the Separation and Distribution Agreement, any Ancillary Agreement or this Agreement, if a claim or demand is made against RRD or LSC or their respective Representatives (each, an “Indemnitee”) by any Third Party (a “Third Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to Section 6.1 or Section 6.2 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly and in any event by the date (the “Outside Notice Date”) that is the tenth Business Day after receipt by such Indemnitee of written notice of the Third Party Claim (such written notice, the “Third Party Claim Notice”); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period beginning immediately after the Outside Notice Date and ending on the date that the Indemnitee gives the required notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party, provided, however, that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within thirty (30) days following receipt of the Third Party Claim Notice (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to or elected not to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above).

(c) If the Indemnifying Party acknowledges in writing responsibility under this Article VI for a Third Party Claim, regardless of the Indemnifying Party’s election to assume the defense thereof or not in accordance with the provisions of Section 6.3(b), then in no event will the Indemnitee admit any Liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder in writing with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing Liability for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee or admit any wrongdoing by the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, or an Indemnifying Party refuses to acknowledge in writing or otherwise disputes its responsibility for such Third Party Claim, such Indemnitee may compromise, settle or defend such Third Party Claim without limitation.

(d) In the event and to the extent of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(e) RRD and LSC shall cooperate as may reasonably be required in connection with the investigation, defense, prosecution and/or settlement of any Third Party Claim. In furtherance of this obligation, the Parties agree that if an Indemnifying Party chooses to assume the defense of, or to compromise or settle, any Third Party Claim, the Indemnitee shall use its commercially reasonable efforts to make available to the Indemnifying Party, upon written request, (x) their former and then current directors, officers, employees and agents and those of their subsidiaries as witnesses and (y) as soon as reasonably practicable following the receipt of such written request, any agreements, books, records, files or other documents within its control or which it otherwise has the ability to make available, to the extent that (i) any such Person, agreements, books, records, files or other documents may reasonably be required in connection with such defense, settlement, prosecution or compromise and (ii) making such Person, agreements, books records or other documents so available would not constitute a waiver of the attorney-client privilege of the Indemnitee. At the request of an Indemnifying Party, an Indemnitee shall enter into a reasonably acceptable joint defense agreement without regard to whether the Indemnifying Party chooses to assume the defense of, or to compromise or settle, any Third Party Claim.

(f) The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 6.4 Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or Loss incurred.

Section 6.5 Survival. The Parties’ obligations under this Article VI shall survive the termination of this Agreement.

ARTICLE VII

COOPERATION; CONFIDENTIALITY

Section 7.1 Good Faith Cooperation; Consents. Each Party shall use commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision and receipt of the Services. Such cooperation shall include exchanging information, providing electronic access to systems used in connection with the Services, performing true-ups and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder. RRD and LSC shall maintain reasonable documentation related to the Services and cooperate with each other in making such information available as needed.

Section 7.2 Confidentiality. Each Party shall keep confidential from Third Parties the Schedules to this Agreement and all non-public information received from the other Party regarding or in connection with the provision of the Services, including any information received with respect to the business or products and services of RRD and LSC, and to use such information only for the purposes set forth in this Agreement unless (i) otherwise agreed to in writing by the Party from which such information was received or (ii) required by applicable law (including or in order for a party to make disclosures to comply with applicable federal or state securities laws) or any securities exchange (in which case the Parties shall cooperate in seeking to obtain a protective order or other arrangement pursuant to which the confidentiality of such information is preserved). The covenants in this Article VII shall survive any termination of this Agreement for a period of three (3) years from the Termination Date, unless otherwise required by applicable law (including, for the avoidance of doubt, any laws governing the privacy of employee data and information).

ARTICLE VIII

TERM

Section 8.1 Duration.

(a) Except as provided in Section 6.5, Section 7.2 and Section 8.3, the term of this Agreement shall commence on the date hereof and shall continue in full force and effect with respect to each Service until the earlier of (i) the expiration of the initial service period in the description of such Service in the applicable Service Schedule, unless the Service is extended pursuant to Section 8.1(d) hereof or unless otherwise mutually agreed by the Parties and (ii) the termination of such Service in accordance with Section 4.5 and Section 8.1(c). Except as provided in Section 6.5, Section 7.2 and Section 8.3, the term of this Agreement shall conclude on the earlier of (i) the date on which this Agreement is no longer in full force and effect with respect to any Service provided by any Party and (ii) [October 1, 2018] (the “Termination Date”).

(b) Each Party acknowledges that the purpose of this Agreement is for RRD to provide the RRD Services to LSC on an interim basis until LSC can perform the RRD Services for themselves and for LSC to provide the LSC Services to RRD on an interim basis until RRD can perform the LSC Services for themselves.

(c) To the extent specifically contemplated by a Service Schedule under the heading “Terms and Termination,” the Recipient of such Service may terminate any such Service, in its sole discretion, as of the Early Termination Date set forth in the applicable Service Schedule or on the last day of any calendar month thereafter (an “Early Termination Date”). In order to terminate any Service as of an Early Termination Date, Recipient shall be required to provide prior written notice to Provider in the time period specified in the applicable Service Schedule (an “Early Termination Notice Period”). Following the Early Termination Notice Period (or such shorter period as may be agreed by the Parties), Provider shall discontinue the provision of the Services specified in such notice and any such Services shall be excluded from this Agreement, and the applicable Service Schedule shall be deemed to be amended accordingly. Upon discontinuance of any Service pursuant to the foregoing sentence, the Recipient shall not be liable for payment of the Applicable Service Fee contemplated by the applicable Service Schedule for such Service for the period following the Early Termination Date. Notwithstanding the foregoing, nothing herein shall be construed to alleviate the obligation of a Recipient of such discontinued Service to pay the Applicable Service Fee for such Service for the period prior to the discontinuation. For the avoidance of doubt, to the extent any Service Schedule is silent with respect to the ability of the Recipient to terminate before the conclusion of the initial service period with respect to such Service, it shall be understood and agreed that the Recipient shall not have the right to terminate such Service prior to the conclusion of the initial service period for such Service.

(d) To the extent specifically contemplated by a Service Schedule under the heading “Terms and Termination,” the Recipient of such Service may extend the term of any such Service, in its sole discretion, from the last date of the initial service period for such Service set forth in the applicable Service Schedule for a period of time no longer than the extension date specified in the applicable Service Schedule (an “Extension Period”). In order to extend any Service, the Recipient is required to provide prior written notice to the Provider by the time period specified in the applicable Service Schedule stating that it elects to extend the applicable Service and the period for the applicable Service (an “Extension Notice”). Following delivery of the Extension Notice, the Provider shall continue to provide the Services specified in such Extension Notice, and the applicable Service Schedule shall be deemed to be amended accordingly. Recipient shall be liable for fees incurred for Services performed through the last date of the Extension Period. Notwithstanding the foregoing, to the extent any Service Schedule is silent with respect to the ability of the Recipient to extend a Service beyond the initial service period with respect to such Service, it shall be understood and agreed that the Recipient shall not have the right to extend such Service. For the avoidance of doubt, nothing herein shall obligate either Party to extend the provision of Services unless the applicable Service Schedule for such Service so provides.

Section 8.2 Suspension Due to Force Majeure (a) . In the event the performance by either RRD or LSC of its duties or obligations hereunder is interrupted or interfered with by reason of any cause beyond its reasonable control including fire, storm, flood, earthquake, explosion, war, strike or labor disruption, rebellion, insurrection, quarantine, act of God, boycott, embargo, shortage or unavailability of supplies, riot, or governmental law, regulation or edict (collectively, “Force Majeure Events”), the Party affected by such Force Majeure Event shall not be deemed to be in default of this Agreement by reason of its non-performance due to such Force Majeure Event, but shall give notice to the other Parties of the Force Majeure Event and the fee provided for in Section 4.1 shall be equitably adjusted to reflect the reduced performance. In such event, the Party affected by such Force Majeure Event shall resume the performance of its duties and obligations hereunder as soon as reasonably practicable after the end of the Force Majeure Event.

Section 8.3 Consequences of Termination (a) . Upon the expiration or termination of this Agreement in accordance with this Agreement or the Termination Date, then (a) all Services to be provided will promptly cease, (b) each of the Parties shall, upon request of the other Parties, promptly return or destroy all non-public confidential information received from the other Party in connection with this Agreement (including the return of all information received regarding or in connection with the provisions of the Services, including any information received with respect to the business or products of RRD or LSC, as the case may be), without retaining a copy thereof (other than one copy for records purposes), and (c) each of RRD and LSC shall honor all credits and make any accrued and unpaid payment to the other Parties as required pursuant to the terms of this Agreement, and no rights already accrued hereunder shall be affected.

ARTICLE IX

RECORDS; SECURITY TERMS

Section 9.1 Maintenance of Records. Each of the Parties shall create and maintain books and records in connection with the provision of the Services that are complete and accurate in all material respects, and upon reasonable notice from the other Party shall make available for inspection and copy by such other Party’s Representatives such books and records during reasonable business hours.

Section 9.2 Security Terms. Each party agrees to comply with the Data and Physical Security Requirements attached hereto as Schedule D. It shall be understood that for purposes of this Agreement, references in Schedule D to a “Seller” shall mean a Provider and references to a “Buyer” shall mean a Recipient.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1 Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any agreement relating to the use or lease of real property if any Third Party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the Party claiming such Agreement Dispute shall give written notice to the other Party setting forth the Agreement Dispute and a brief description thereof (a “Dispute Notice”) pursuant to the terms of the notice provisions of Section 11.1 hereof. Following delivery of a Dispute Notice, the general counsels of the relevant Parties and/or such other executive officer designated by the relevant Party shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed forty-five (45) calendar days from the time of receipt by a Party of a Dispute Notice; provided further, that in the event of any arbitration in accordance with Section 10.3 hereof, the relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 10.2 Mediation. If, within forty-five (45) calendar days (or such longer period as may be agreed in writing between the Parties) after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Agreement Dispute, the Parties agree to submit the Agreement Dispute at the earliest possible date to mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”), and to bear equally the costs of the mediation; provided, however, that each Party shall bear its own costs in connection with such mediation. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).

Section 10.3 Arbitration. If the Agreement Dispute has not been resolved for any reason after the Mediation Period, such Agreement Dispute shall be determined, at the request of either relevant Party, by arbitration conducted in Chicago, Illinois, before and in accordance with the then-existing Commercial Arbitration Rules of the AAA, except as modified herein (the “Rules”).

There shall be three arbitrators. Each Party shall appoint one arbitrator within twenty (20) calendar days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have twenty (20) calendar days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties under this Section 10.3 shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article X shall be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators shall apply the substantive laws of the State of Illinois, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award in the United States District Court for the Northern District of Illinois. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages except (i) in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim) or (ii) for reasonably foreseeable consequential damages or losses.

Section 10.4 Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration. The parties involved in the proceeding may agree in writing to extend the arbitration period if necessary to appropriately resolve the Agreement Dispute.

Section 10.5 Treatment of Negotiations, Mediation and Arbitration. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep confidential all matters relating to and any negotiation, mediation, conference, arbitration, discussion or arbitration award pursuant to this Article X shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or stock exchange. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

Section 10.6 Continuity of Service and Performance. Except as provided in Section 4.4, Section 8.1(c) or Section 8.2 or otherwise agreed in writing, the Parties will continue to provide Services and honor all other commitments under this Agreement, the Separation and Distribution Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

Section 10.7 Consolidation. The arbitrators may consolidate any Agreement Disputes under this Agreement if the subject of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

ARTICLE XI

NOTICES

Section 11.1 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under the Separation and Distribution Agreement and each of the Ancillary Agreements, shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (at a facsimile number to be provided by such Party to the other Party pursuant to the notice provisions of this Section 11.1) with receipt confirmed (followed by delivery of an original via overnight courier service), by email (at an email address to be provided by such Party to the other Party pursuant to the notice provisions of this Section 11.1) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

To RRD:

R. R. Donnelley & Sons Company

35 West Wacker Drive

Chicago, Illinois 60601

Attn: General Counsel

To LSC:

LSC Communications, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

Attn: General Counsel

ARTICLE XII

MISCELLANEOUS

Section 12.1 Taxes. Except as may otherwise be specifically provided herein, each Party shall bear all taxes, duties and other similar charges (and any related interest and penalties) imposed as a result of its receipt of Services under this Agreement.

Section 12.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any Third Party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

Section 12.3 Complete Agreement; Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule, the Schedule shall prevail. The rights and remedies of the Parties herein provided shall be cumulative and in addition to any other or further remedies provided by law or equity.

Section 12.4 Other Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation and Distribution Agreement or the other Ancillary Agreements.

Section 12.5 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 12.6 Survival of Agreements. Except as otherwise contemplated by this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Termination Date and remain in full force and effect in accordance with their applicable terms.

Section 12.7 Assignment. This Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that either party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning party, the due and punctual performance or observance of this Agreement on the part of the assigning Party to be performed or observed.

Section 12.8 Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that

Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent.

Section 12.9 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties.

Section 12.10 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 12.11 No Circumvention. The Parties agree not to directly or indirectly take any Actions, act in concert with any Person who takes an Action (including the failure to take a reasonable Action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VI).

Section 12.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the LSC Distribution Date.

Section 12.13 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their Representatives entitled to indemnification under Article VI, and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 12.14 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.15 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 12.16 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of, but not the laws governing conflicts of laws of the State of Illinois.

Section 12.17 Consent to Jurisdiction. Subject to the provisions of Article X hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Circuit Court of the State of Illinois, Cook County, or (b) the United States District Court for the Northern District of Illinois (the “Illinois Courts”), for the purposes of any suit, Action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article X or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Illinois Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any Action, suit or proceeding in the Illinois Courts with respect to any matters to which it has submitted to jurisdiction in this Section 12.17. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Illinois Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.18 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 12.19 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.19.

Section 12.20 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.21 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 12.22 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Section 6.1 or Section 6.2).

Section 12.23 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE SCHEDULES ATTACHED HERETO, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES AND EACH PROVIDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

R. R. DONNELLEY & SONS COMPANY

By
Name:
Title:

LSC COMMUNICATIONS, INC.

By
Name:
Title:

Wire Transfer Instructions

Payments to RRD shall be made to the following bank account:

[insert details]

Payments to LSC shall be made to the following bank account:

[insert details]

Data and Physical Security Requirements

A.	CONFIDENTIALITY

1. All information concerning Buyer or its End Customers’ businesses and operations and any data provided to Seller by Buyer or its End Customers which is directly or indirectly furnished or made available to Seller under or by virtue of the existence of this Agreement and which is not generally available to the public is the property of Buyer or its End Customers and shall be treated as confidential and proprietary to Buyer.

2. Except as otherwise permitted in writing by Buyer:

(i) Seller will protect the confidentiality of data received from Buyer with at least the same degree of care that it uses to protect the confidentiality of its own confidential information of like kind (but in no event less than reasonable care).

(ii) Seller will not disclose or use any confidential information received from Buyer for any purpose outside the scope of this Agreement.

(iii) Seller will limit access to confidential information received from Buyer to those of its employees, contractors and agents who need such access for purposes consistent with this Agreement and who are obliged to adhere to confidentiality protections no less stringent than those herein.

3. Without limiting the above, Seller shall maintain appropriate administrative, physical, and technical safeguards for protection of the security, confidentiality and integrity of data received from Buyer (“Buyer Data”). Seller shall not:

(i) modify Buyer Data, except as specifically authorized and required for the provision of services under this Agreement,

(ii) disclose Buyer Data, except as compelled by law or as expressly permitted in writing by Buyer, or

(iii) access Buyer Data except to provide the Services and to prevent or address service or technical problems, or at Buyer’s request in connection with customer support matters. Seller agrees to abide by the security requirements outlined in this Agreement for any systems and facilities which receive, transmit, process or store Buyer Data.

4. If Seller is compelled to disclose by law, regulation or on behalf of any competent regulatory authority or by a court of competent jurisdiction (i) any confidential information, (ii) the fact that confidential information has been made available to it by Buyer or that discussions or negotiations between Seller and Buyer are taking place, or (iii) any of the terms of any existing or proposed relationship, Seller will where reasonably possible provide Buyer with written notice within 2 days of such request, so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Buyer waives compliance with the provisions of this Agreement, Seller agrees that it will furnish only that portion of confidential information and other information that is legally required and that it will use its best endeavors to obtain reliable assurance that confidential treatment will be afforded to that portion of confidential information and other information that is being disclosed.

5. Except as otherwise specifically instructed by Buyer, any Buyer Data held by Seller, including temporary files, shall be purged from Seller’s systems, within ninety (90) days of the expiration or termination of the Agreement, in a manner consistent with the detailed security requirements listed below. Upon request, Seller shall provide a data destruction certificate that certifies that Buyer Data has been permanently destroyed and no longer exists on Seller’s (or its subcontractors’) servers or any backup media utilized to provide the services.

6. The confidentiality provisions of this Agreement will apply to Seller not withstanding any other non-disclosure agreement(s) signed between Seller and Buyer.

B.	AUDIT

1. During the term of this Agreement, Seller agrees annually to obtain an auditor’s opinion under an American Institute of Certified Public Accountants (AICPA) Attestation Engagement Standard Section 101 (AT101) SOC2 audit covering at least the trust principles of Security, Confidentiality and Availability, or a mutually agreed-to equivalent audit report. Seller will make the annual audit report available to Buyer promptly on Buyer’s request. From time to time, Seller may modify the controls audited under the AT101 audit, but Seller agrees that the nature of such changes will not materially weaken the security controls in place at the time this Agreement is signed.

2. To the degree that Seller receives, processes, stores or transmits Buyer Data containing information subject to Payment Card Industry (PCI) regulations, Seller agrees to maintain appropriate PCI certifications of its data security controls.

3. At Buyer’s request, Seller also agrees to make available to Buyer the results of any other independent audit reports or security assessments to the extent that they are relevant to or impact on the provision of services to Buyer in this Agreement, or the controls protecting Buyer Data and the security of Buyer Data held by Seller.

4. Seller will permit and cooperate with Buyer’s (or Buyer’s agent’s) audit of Seller’s compliance with all data security measures and physical security measures related to this Agreement no more than one time each contract year. Buyer may elect to engage an independent Seller, accountant or auditor (i.e. third party) to audit Seller’s data security measures and physical security measures for Buyer at Buyer’s cost. Any such audits shall be conducted in accordance with Seller’s then-current confidentiality, security and employment policies and obligations at the applicable facility. Seller will also provide to Buyer, upon Buyer’s written request, (a) an updated vendor security questionnaire, and, (b) an annual certification that it is in compliance with the confidentiality and the data security terms contained in this Agreement.

C.	SECURITY INCIDENT RESPONSE

1. Seller shall establish, test, and maintain an information security incident response process that includes, among other things, processes for evidence preservation, informing and working with law enforcement agencies, government agencies and similar parties as appropriate, and performing forensic analyses.

2. Seller will notify Buyer of a Security Incident (as defined below), following the discovery or notification of such Security Incident, in the most expedient time possible under the circumstances, without unreasonable delay, consistent with the legitimate needs of applicable law enforcement, and after taking any measures necessary to determine the scope of the incident and restore the reasonable integrity of the system. Seller will send any notice of a Security Incident within 24 hours of suspecting the incident has affected Buyer.

3. “Security Incident” means (i) an actual disclosure or reasonable suspicion that there has been a disclosure of Buyer Data held by Seller to any unauthorized person or entity, or (ii) a condition where Seller’s Services present a potential security threat to Buyer’s network or systems.

4. In the event that system integrity cannot be restored within 24 hours from the time Seller concludes that a Security Incident has occurred, the parties agree to the following terms:

(i) Seller will provide Buyer with the following additional notice regarding the Security Incident, in a manner that does not publicly expose the existing vulnerability but enables Buyer, if possible, to take appropriate actions to mitigate its exposure or risk: (A) confirmation that Buyer has been impacted by a Security Incident; and (B) a description of the Security Incident.

(ii) Buyer will treat any notices from Seller regarding a Security Incident as confidential information. Notwithstanding the foregoing obligation, if a Security Incident directly impacts a End Customer or partner of Buyer, and notice is required, then Buyer may provide notice of the Security Incident to such impacted third party.

(iii) Seller will provide notification to Buyer promptly after the system integrity is restored and a report of the Security Incident has become available.

5. Following a Security Incident, Seller agrees, at its own expense, to investigate the Security Incident and identify and mitigate the effects of the Security Incident. Seller agrees to cooperate with any investigation of the Security Incident by Buyer, or agents acting on its behalf. Buyer agrees that such cooperation must be in a manner consistent with other contractual confidentiality requirements held by Seller.

6. For the avoidance of doubt, to the extent any security breach laws apply to a Security Incident, Seller will comply with the applicable law.

7. Failure by Seller to provide notice of a security incident to Buyer in a manner consistent with this Agreement, will constitute an irremediable breach of this Agreement.

D.	FACILITIES AND SUBCONTRACTORS

Seller shall ensure that all of its employees and subcontractors assigned by Seller to perform any of the Services for Buyer under this Agreement shall comply with the terms and conditions of this Agreement. In the event that any of Seller’s employees or subcontractors assigned by Seller breach any of the terms of this Agreement, Seller will be liable for such breaches in accordance with the terms of this Agreement.

E.	SPECIFIC SECURITY REQUIREMENTS

1. Seller warrants that it shall comply with all applicable laws and regulations regarding data security and privacy including, but not limited to, Gramm-Leach-Bliley Act, HIPAA, and the provisions of 201 CMR 17.00 of the Code of Massachusetts Regulations for the Protection of PII.

2.	Security Policy.

Seller shall maintain a comprehensive set of written security policies and procedures which cover, at a minimum:

(i) Seller’s commitment to information security;

(ii) information classification, labeling, and handling, and such policies and procedures related to information handling must describe the permissible methods for information transmission, storage, and destruction;

(iii) acceptable use of Seller’s assets, including computing systems, networks, and messaging;

(iv) information security incident management, including data breach notification and collection of evidence procedures;

(v) authentication rules for the format, content and usage of passwords for end users, administrators, and systems;

(vi) access controls, including periodic reviews of access rights;

(vii) disciplinary measures for Personnel who fail to comply with such policies and procedures; and

(viii) the topics described in the remainder of this Section in a manner consistent with the applicable requirements for such topics as set forth in this Section.

3.	Responsibility for Seller’s Information Security Program.

Seller shall maintain an information security responsibility, with staff designated to maintain Seller’s information security program and to perform information security and information risk management.

4.	Physical and Environmental Security.

Seller shall:

(i) Seller will have an access control system for employees and authorized guests into operations where Buyer Data is stored, accessed, or processed;

(ii) implement reasonable best practices for infrastructure systems, including fire extinguishing, cooling, and power, emergency systems, and employee safety;

(iii) provide physical entry controls for all areas where Buyer Data is stored, accessed, or processed.

(iv) regularly monitor areas where Buyer Data is handled, stored and/or processed.

5.	Employee-related matters.

At Seller’s expense, Seller shall:

(i) Perform criminal background checks on each of Seller’s personnel that have access to Buyer Data, except to the extent limited or prohibited by applicable laws. Such background checks must be performed prior to allowing such individual to access Buyer Data; and Seller shall not allow access to Buyer Data for any individual who does not have a satisfactory background check or who does not remain in good standing during their employment tenure;

(ii) train its new personnel (including Contractors) on the acceptable use and handling of Seller’s confidential information and confidential information of other companies that has been entrusted to Seller;

(iii) provide annual security education refreshers for its personnel (including Contractors) and maintain a record of personnel that completed such education;

(iv) implement a formal user registration and de-registration procedure for granting and revoking access to Seller’s information systems and services; and upon termination of any of Seller’s personnel (including Contractors), Seller shall revoke such individual’s access to Buyer Data as soon as possible but in no event later than two (2) business days following termination of such individual; and

6. Communications and Operations.

Seller shall:

(i) perform regular backups sufficient to restore services to Buyer within any agreed upon recovery times (or, if no specific recovery times have been agreed to by the parties, within a commercially reasonable period of time);

(ii) encrypt all backup media transported off-site containing Buyer Data;

(iii) not transmit, transfer or provide any Buyer Data to any third party, or provide any third party with access to any Buyer Data, without obtaining the prior consent of Buyer;

(iv) transfer all Buyer Data via secure, encrypted protocol. Alternatively an encrypted file containing Buyer Data can be transferred without use of an encrypted protocol.

(v) when erasing or destroying Buyer Data, employ data destruction procedures that meet or exceed the NIST800-88 standard;

(vi) use hard drive encryption for all laptops on which any Buyer Data is stored or that are used by Seller personnel to access any Buyer Data;

(vii) maintain up to date malware detection and prevention on Seller’s servers and/or end user platforms that transmit, access, process or store Buyer Data;

(viii) maintain a hardened Internet perimeter and secure infrastructure using firewalls, antivirus, anti-malware, intrusion detection systems, and other protection technologies as is commercially reasonable; and

(ix) implement regular patch management and system maintenance for all of Seller’s systems that transmit, access, process or store Buyer Data.

7.	Data Encryption.

Where data encryption is required, encryption must utilize only generally accepted, mature encryption protocols and standards. Data encryption must be supported by a defined key management process. Encryption key strength must not be less than 128 bits for symmetric keys or 2048 bits for asymmetric keys

8.	Access Control.

Seller shall:

(i) enforce best practices for user authentication; if passwords are used to authenticate individuals or automated processes accessing Buyer Data, such passwords will comply with the current best practices for password usage, creation, storage, and protection. At a minimum, Seller will ensure that passwords are required to:

a) be at least 8 characters;

b) be a complex mix of uppercase, lowercase, numbers and special characters;

c) prevent re-use of passwords for at least 1 year; and

d) require that passwords be changed every 90 days.

(ii) ensure that user IDs are unique to individuals and are not shared;

(iii) assign access rights based upon the sensitivity of Buyer Data, the individual’s job requirements, and the individual’s “need to know” for the specific Buyer Data;

(iv) review the access rights of Seller’s personnel (including Contractors) at least quarterly to ensure need-to-know restrictions are kept current; and

(v) regularly review reports of user entry into Seller’s facilities housing Buyer Data.

(vi) Access to Buyer Data either from database queries or attempts to read data files must be logged and those logs retained in a searchable fashion for 90 days;

9.	Application Development; Vulnerability Scans and Penetration Tests.

Seller shall:

(i) implement a secure development methodology that incorporates security throughout the development lifecycle;

(ii) develop and enforce secure coding standards;

(iii) Ensure developers do not have unmonitored access to the production environment.

(iii) perform vulnerability scans at least once each quarter for all externally-facing applications that receive, access, process or store Buyer Data; upon request by Buyer, Seller shall confirm in writing that Seller has successfully performed such vulnerability scans; Buyer shall have the right to perform vulnerability scans of external-facing applications at least once each quarter and/or penetration tests at least once annually at Buyer’s expense; and Seller shall correct all material issues discovered in the course of the vulnerability scans or penetration tests conducted by or on behalf of Seller or Buyer within a period of time mutually agreed to by Seller and Buyer.